Exhibit 99.1

NEWS RELEASE

Editorial Contact:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

Investor Contact:

Lisa Ewbank

Synopsys, Inc.

650-584-1901

Synopsys to Acquire Synplicity, Inc.

Acquisition Adds FPGA and Rapid Prototyping Portfolios and Increases Market Reach

MOUNTAIN VIEW, Calif., March 20, 2008 — Synopsys, Inc. (Nasdaq: SNPS), a world leader in software and IP for semiconductor design and manufacturing, today announced it has signed a definitive agreement to acquire Synplicity®, Inc.
(Nasdaq: SYNP), a leading supplier of innovative field programmable gate array (FPGA) and IC design and verification solutions that serve a wide range of communications, military/aerospace, semiconductor, consumer, computer, and other electronic applications markets. When completed, the acquisition will significantly expand Synopsys’ technology portfolio, channel reach and total addressable market.

In addition to Synplicity’s leading solutions for FPGAs, Synopsys will gain a differentiated rapid prototyping portfolio that complements its virtual prototyping business. Combining Synplicity’s hardware-based rapid prototyping and Synopsys’ software-based virtual prototyping solutions will enable electronics companies to meet tight market windows with proven designs, even as software content continues to grow exponentially.

Under the terms of the agreement, Synopsys will pay $8 cash per Synplicity share, resulting in a gross transaction of approximately $227 million, and approximately $188 million net of cash acquired.  The transaction is subject to regulatory and Synplicity shareholder approval, as well as other customary closing conditions, and is expected to close in the second calendar quarter of 2008. After the closing, Synplicity will become part of Synopsys and Synplicity stock will cease trading.

When completed, Synopsys anticipates the transaction to be accretive in fiscal 2009 and slightly dilutive in fiscal 2008, while remaining within the current 2008 non-GAAP earnings per share guidance range.

“Synplicity’s strong product portfolio, expertise, and customer reach will be ideal complements to Synopsys,” said Aart deGeus, chairman and CEO of Synopsys. “The combination will expand our presence in the systems and mid-tier market segments, will support our strategy to provide rapid prototyping capabilities to a broad set of customers to enable much faster software development, and will enhance Synplicity’s already strong offering in FPGA implementation.”

“The acquisition by Synopsys will allow us to scale Synplicity’s FPGA and rapid prototyping business to help more designers successfully solve the increasingly complex problems associated with creating today’s chips and systems,” said Gary Meyers, president and CEO of Synplicity.

Synplicity President and Chief Executive Officer Gary Meyers will join Synopsys as a general manager. Synplicity Co-Founder, Chief Technical Officer, and Vice President Ken McElvain will join Synopsys to help architect the company’s systems solutions.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) is a world leader in software and IP for semiconductor design and manufacturing. The company delivers technology-leading system and semiconductor design and verification platforms, IC manufacturing and yield optimization solutions, semiconductor intellectual property and design services to the global electronics market. These solutions enable the development and production of complex integrated circuits and electronic systems. Through its comprehensive solutions,

Synopsys addresses the key challenges designers and manufacturers face today, including power management, accelerated time to yield and system-to-silicon verification. Synopsys is headquartered in Mountain View, California, and has more than 60 offices located throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com/.

Safe Harbor Statement/Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements regarding the expected closing of Synopsys’ acquisition of Synplicity, impact on Synopsys financial results, potential benefits of the proposed transaction to Synopsys, and integration of Synplicity products and technologies into Synopsys’ products and solutions. All forward-looking statements are based on the opinions and estimates of management at the time the statements are made and involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, among others, satisfaction of closing conditions to the transaction, our ability to integrate the businesses and technologies of the merged companies, and customer demand for the integrated technologies and product offerings. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Synopsys’ and Synplicity most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

Additional Information

Synplicity intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the proposed transaction. The proxy statement will be mailed to the shareholders of Synplicity. Before making any voting or investment decision with respect to the proposed transaction, investors and shareholders of Synplicity are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the proposed transaction, Synplicity and Synopsys.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Synplicity at its corporate Web site at www.synplicity.com under Corporate-Investor Relations or by contacting Investor Relations at Synplicity, Inc. 600 W. California Avenue, Sunnyvale, CA 94086.  Synplicity and its officers and directors may be deemed to be participants in the solicitation of proxies from Synplicity shareholders with respect to the proposed transaction. A description of any interests that these officers and directors have in the proposed transaction will be available in the proxy statement. In addition, Synopsys may be deemed to have participated in the solicitation of proxies from Synplicity shareholders in favor of the approval of the proposed transaction. Information concerning Synopsys’ directors and executive officers is set forth in Synopsys’ proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on March 4, 2008 and Annual Report on Form 10-K for the year ended October 31, 2007.  These documents are available free of charge at the SEC’s Web site at www.sec.gov or by going to Synopsys’ Investor Relations page on its corporate Web site at www.synopsys.com.

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Synopsys is a registered trademark of Synopsys, Inc.  Synplicity is a registered trademark of Synplicity.  All other trademarks mentioned in this release are the intellectual property of their respective owners.